INTEGER HOLDINGS CORPORATION
GRANT OF RESTRICTED STOCK UNITS

The Board of Directors of Integer Holdings Corporation (the “Company”) has authorized and approved the 2016 Stock Incentive Plan (the “Plan”), which has been submitted to and approved by the stockholders of the Company. The Plan provides for the grant of restricted stock units to certain employees, non-employee consultants and service providers and non-employee directors of the Company and any parent and subsidiary corporations of the Company. Pursuant to the Plan, the Board of Directors of the Company has approved the grant to you of Restricted Stock Units (the “RSUs”) on the terms and subject to the conditions set forth in the Plan, this Agreement (the “Award Agreement”), and the applicable grant notification related thereto (the “Grant Notification”). The Plan shall be deemed a part hereof as if fully set forth herein, and a copy of the Plan is available from the Morgan Stanley Smith Barney website [www.stockplanconnect.com] or may be obtained by request addressed to: Corporate Secretary, Integer Holdings Corporation, 10000 Wehrle Drive, Clarence, NY 14031. Unless the context otherwise requires, all terms defined in the Plan shall have the same meanings when used herein.
1.Grant of Restricted Stock Unit. The Company, as a matter of separate inducement and not in lieu of any salary or other compensation for your services, hereby grants to you the number of RSUs indicated in the award summary available from the Morgan Stanley Smith Barney website. In consideration of the grant of the RSUs and consistent with the terms of the Plan, you agree that the RSUs and any proceeds from the sale of such RSUs or the shares of Company common stock delivered on vesting of such RSUs (the “Shares”) are subject to forfeiture and/or repayment, in whole or in part, to the extent provided for in the Integer Holdings Corporation Incentive Compensation Recoupment Policy, as in effect from time to time. In furtherance of the foregoing, you agree hereby to forfeit, reduce or repay the RSUs and any proceeds from the sale of such RSUs or the Shares and to execute any document prepared by the Company to effectuate such forfeiture, reduction or repayment, all to the extent permitted by applicable law.

2.    Vesting of Restricted Stock Units. The RSUs shall vest on the the earlier to occur of: (i) in full on the first anniversary of the grant date, provided that you continue to serve as Interim President & Chief Executive Officer on such date and (ii) on a pro-rated basis on the date that your service as Interim President and Chief Executive Officer ends, including in connection with the Company hiring a new President & Chief Executive Officer, such that 1/12th of the restricted stock units subject to the RSU Grant will vest for each month (or partial month) of your service as Interim President & Chief Executive Officer and otherwise in accordance with the terms of the Plan and this Award Agreement. A certificate or certificates representing the Shares will not be delivered to you unless and until the RSUs have vested and all other terms and conditions in the Plan and this Award Agreement have been satisfied.
3.    Termination of Employment; Change in Control. Voluntary or involuntary termination of your employment or occurrence of a Change in Control, shall affect your rights as set forth in the Plan.
4.    Forfeiture of Restricted Stock Units. The balance of the RSUs that have not vested pursuant to paragraphs 2 or 3 will be automatically forfeited as of the date that your employment with the Company or a subsidiary terminates for any reason.
5.    Non-Transferability of Restricted Stock Units. The RSUs may not be assigned, transferred, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar proceeding. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the RSUs, and the levy of any attachment or similar proceeding upon the RSUs, shall be null and void and without effect.
6.    Rights as Stockholder. Neither you nor any person claiming under or through you will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to you.
7.    Investment Intent. You hereby covenant and agree with the Company that if there does not exist a registration statement on an appropriate form under the Securities Act of 1933, as amended (the “Act”), which registration statement shall be effective and shall include a prospectus which is current with respect to the Shares (i) that you will represent that you are receiving the RSUs for your own account and not with a view to the resale or distribution thereof and (ii) that any subsequent offer for sale or sale of any Shares received on vesting of such RSUs shall be made either pursuant to (x) a registration statement on an appropriate form under the Act, which registration statement shall be effective and shall include a prospectus which is current with respect to the Shares being offered and sold, or (y) a specific exemption from the registration requirements of the Act, but in claiming such exemption, you shall, if requested by the Company, prior to any offer for sale or sale of such Shares, obtain a favorable written opinion from counsel for or approved by the Company as to the applicability of such exemption.
8.    Withholding Taxes. The Company may withhold or cause to be withheld from sums due or to become due to you from the Company or a subsidiary thereof an amount necessary to satisfy its obligation (if any) to withhold taxes arising by reason of the vesting of the RSUs or the Company may require you to reimburse the Company in such amount and may make such reimbursement a condition to the issuance of the Shares.
9.    Agreement Subject to the Plan. You and the Company agree that this Award Agreement and the Grant Notification are subject to, and that you and the Company will both be bound by, all terms, conditions, limitations and restrictions contained in the Plan, which shall be controlling in the event of any conflicting or inconsistent provision.
10.    Restrictions on Transfer. You acknowledge and agree that the Company may require you, as a condition to the receipt of the RSUs or the certificates representing the Shares, to become bound by any reasonable agreement restricting transfer of the Shares or providing the Company with a right of first purchase or other similar right.
11.    No Guarantee of Employment. This award shall not confer upon you any right with respect to continuance of employment or other service with the Company or any subsidiary, nor shall it interfere in any way with any right the Company or any subsidiary would otherwise have to terminate your employment or other service at any time.
12.    No Guarantee of Tax Consequences. Neither the Company nor any subsidiary nor the Committee makes any commitment or guarantee that any particular tax treatment will apply or be available under applicable law with respect to this award.

13.    Electronic Delivery and Signature. You hereby consent and agree to electronic delivery of any documents, proxy materials, prospectuses, annual reports and other related documents or agreements related to this award. If the Company establishes procedures for an electronic signature system for delivery and acceptance of such materials, you hereby consent to such procedures and that delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.
Please indicate your acceptance of all the terms and conditions of this award including those set forth in this Award Agreement and the Grant Notification by clicking on the icon below entitled “I have read and agree.” Notwithstanding your failure to click on the icon below, your continued employment with the Company or any of its subsidiaries following the date of this award will be deemed your acceptance of the terms and conditions hereof unless you indicate otherwise to the Company in writing within 10 days following the date hereof.
Very truly yours,
Integer Holdings Corporation